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Exhibit 21.1

Vonage Holdings Corp.

List of Subsidiaries

Name	Jurisdiction of Incorporation
Vonage Worldwide Inc.	Delaware
Vonage Network Inc.	Delaware
Vonage America Inc.	Delaware
Vonage Marketing Inc.	Delaware
Novega Venture Partners, Inc.	Delaware
Vonage International Inc.	Delaware
Vonage Canada Corp.	Canada
Vonage A/S	Denmark
Vonage B.V.	The Netherlands
Vonage Limited	United Kingdom
Vonage Singapore Pte. Ltd.	Singapore
Vonage Limited	Hong Kong
Vonage Australia Pty. Ltd.	Australia
Vonage India Pvt. Ltd.	India

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Vonage Holdings Corp. List of Subsidiaries